•MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
Westfield Massachusetts	(413) 568-9571
August 13, 2004

Mestek today reported its second quarter 2004 results of operations:

MESTEK INC. (MCC) Quarter ended June 30:		EARNINGS DIGEST
	2004	2003
Revenues from continuing operations	$ 97,474,000	$ 86,958,000
Net income before unusual items (Non-GAAP Financial Measure)	2,365,000	1,369,000
Subsidiary Bankruptcy Professional Fees	(2,220,000)	--
Less Environmental Litigation/Remediation charges (net of tax)	(290,000)	(10,416,000)
Less Plant Shutdown charges (net of tax)	(322,000)	(462,000)
Net (loss) (GAAP Financial Measure)	(467,000)	($ 9,509,000)
Basic and Diluted earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$ 0.27	$ 0.16
Less Subsidiary Bankruptcy Professional Fees	(0.25)	--
Less Environmental Litigation/Remediation charges (net of tax)	(0.03)	(1.20)
Less Plant Shutdown charges (net of tax)	(0.04)	(0.05)
Net (loss) (GAAP Financial Measure)	($ 0.05)	($ 1.09)
Basic and diluted weighted average shares outstanding	8,707,000	8,722,000
Six months ended June 30:
Revenues from continuing operations	$ 191,078,000	$ 173,114,000
Net income before unusual items (Non-GAAP Financial Measure)	5,195,000	3,000,000
Less Subsidiary Bankruptcy Professional Fees	(4,939,000)	--
Less Environmental Litigation/Remediation charges (net of tax)	(463,000)	(11,205,000)
Less Plant Shutdown charges (net of tax)	(587,000)	(462,000)
Net (loss) (GAAP Financial Measure)	($ 794,000)	($ 8,667,000)
Basic and Diluted earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$ 0.59	$ 0.34
Less Subsidiary Bankruptcy Professional Fees	(0.56)	--
Less Environmental Litigation/Remediation charges (net of tax)	(0.05)	(1.28)
Less Plant Shutdown charges (net of tax)	(0.07)	(0.05)
Net (loss) (GAAP Financial Measure)	($ 0.09)	($ 0.99)
Basic and diluted weighted average shares outstanding	8,707,000	8,722,000

John E Reed, Chairman and CEO, indicated as follows:

        Net Income Before Unusual Items, (a “Non-GAAP Financial Measure”), represents the Company’s after tax earnings exclusive of items which the Company believes are unusual in nature. Management believes that the unusual items identified, while not necessarily “nonrecurring”, are sufficiently anomalous to warrant the presentation of a separate financial measure which allows investors to evaluate the Company’s performance exclusive of these items. The unusual items consist of (1) Environmental Charges incurred in the second quarter of 2004 relating to a release of pollutants by the Company’s Met-Coil subsidiary prior to the Company’s acquisition in 2000 of that subsidiary, (2) Plant Shutdown expenses relating to the shutdown and relocation of the Company’s Air Clean Damper and Anemostat businesses and (3) Subsidiary Bankruptcy fees relating to the Chapter 11 bankruptcy process undertaken by the Company’s Met-Coil subsidiary in connection with the resolution of various claims arising from the aforementioned release of pollutants.

        Revenues increased 12% from $86,958,000 in the quarter ended June 30, 2003 to $97,474,000 in the quarter ended June 30, 2004. “Net income before unusual items” increased 73% from $1,269,000 in the quarter ended June 30, 2003 to $2,365,000 in the quarter ended June 30, 2004 reflecting improved results from a number of products in the Company’s HVAC segment. In addition, cost reductions traceable to the consolidation of the formerly separate Anemostat and King Company operations also impacted earnings positively during the quarter. The Company’s growth in revenues and “Net income before unusual items” principally reflects growth in the Company’s historical businesses rather than recent acquisitions. Net income was reduced for the quarter ended June 30, 2004 owing to the effects of the “unusual items ” mentioned above.

        The Company expects that the US Bankruptcy Court in Wilmington, Delaware will shortly approve Met-Coil’s Chapter 11 Plan of Reorganization. This approval will pave the way for Met-Coil to emerge from bankruptcy in the near future have quantified and settled the various environmental claims directed at its Lisle, Illinois manufacturing facility.